   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 1997

                                          REGISTRATION NOS.         AND
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                  STARWOOD LODGING TRUST                                  STARWOOD LODGING CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED                     (EXACT NAME OF REGISTRANT AS SPECIFIED
              IN ITS GOVERNING INSTRUMENTS)                               IN ITS GOVERNING INSTRUMENTS)
            2231 E. CAMELBACK ROAD, SUITE 410                           2231 E. CAMELBACK ROAD, SUITE 400
                  PHOENIX, ARIZONA 85016                                     PHOENIX, ARIZONA 85016
                      (602) 852-3900                                             (602) 852-3900
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                         MARYLAND                                                   MARYLAND
               (STATE OR OTHER JURISDICTION                               (STATE OR OTHER JURISDICTION
             OF INCORPORATION OR ORGANIZATION)                          OF INCORPORATION OR ORGANIZATION)
                        52-0901263                                                 52-1193298
           (I.R.S. EMPLOYER IDENTIFICATION NO.)                       (I.R.S. EMPLOYER IDENTIFICATION NO.)
                      RONALD C. BROWN                                           ERIC A. DANZIGER
     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER                PRESIDENT AND CHIEF EXECUTIVE OFFICER
             2231 E. CAMELBACK ROAD, SUITE 410                          2231 E. CAMELBACK ROAD, SUITE 400
                  PHOENIX, ARIZONA 85016                                     PHOENIX, ARIZONA 85016
                      (602) 852-3900                                             (602) 852-3900
          (NAME AND ADDRESS OF AGENT FOR SERVICE)                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                            SHERWIN L. SAMUELS, ESQ.
                                SIDLEY & AUSTIN
                             555 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90013
                                 (213) 896-6000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                                 AGGREGATE PRICE       AGGREGATE
         TITLE OF EACH CLASS OF               AMOUNT TO BE          PER PAIRED          OFFERING          AMOUNT OF
      SECURITIES TO BE REGISTERED              REGISTERED          COMMON SHARE          PRICE         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Shares of beneficial interest, $0.01 par
  value, of Starwood Lodging Trust Paired
  with..................................
Shares of common stock, $0.01 par value,
  of Starwood Lodging Corporation.......             8,873,153        $40.75        $361,580,984.75       $109,570.00(1)
                                          Paired Common Shares


================================================================================


(1) The fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices for the Paired Common Shares on the New York Stock Exchange on February 18, 1997. Includes a filing fee of $75,303 previously paid in connection with the registration of 5,943,577 Paired Common Shares under Registration Statements on Form S-3 Nos. 333-13325 and 333-13325-01, which shares are being carried forward under Rule 429 under the Securities Act of 1933, as amended.

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


    PURSUANT TO THE PROVISIONS OF RULE 429 OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE FORM OF PROSPECTUS SET FORTH HEREIN ALSO RELATES TO THE REGISTRANTS' REGISTRATION STATEMENTS ON FORM S-3 NOS. 333-13325 AND 333-13325-01. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO THE REGISTRANTS' REGISTRATION STATEMENTS ON FORM S-3 NOS. 333-13325 AND 333-13325-01.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED FEBRUARY 21, 1997


PROSPECTUS

                         8,873,153 PAIRED COMMON SHARES


                                STARWOOD LODGING

STARWOOD LODGING TRUST                              STARWOOD LODGING CORPORATION

     Starwood Lodging Trust (the "Trust") and Starwood Lodging Corporation (the "Corporation" and, with the Trust, the "Company") is a fully integrated owner/operator of hotels. All of the securities offered hereby (the "Offering") consist of shares of the Trust (the "Trust Shares") and shares of the Corporation (the "Corporation Shares") which are "paired" and trade as units consisting of one Trust Share and one Corporation Share (the "Paired Common Shares"). The Trust elected to be taxed as a real estate investment trust for federal income tax purposes (a "REIT") for its tax year ended December 31, 1995 and intends to continue to so qualify. The Trust is the only publicly traded REIT with a paired share structure investing in hotel properties. To ensure that the Trust qualifies as a REIT, ownership by any person is limited to 8.0% of the Paired Common Shares, subject to certain exceptions. Upon completion of the Offering, Starwood Capital Group, L.P. and its affiliates will own less than one percent of the Paired Common Shares on a fully diluted basis.


     All of the Paired Common Shares offered hereby may be sold from time to time by the shareholders specified in this Prospectus or their successors in interest including, without limitation, lenders to which certain of the Paired Common Shares offered hereby have been, or may in the future be, pledged as collateral for loans (the "Selling Shareholders"). See "Selling Shareholders." The Paired Common Shares are listed on the New York Stock Exchange ("NYSE")
under the symbol "HOT." On February   , 1997, the last reported sale price of
the Paired Common Shares on the NYSE was $      per Paired Common Share.


SEE "RISK FACTORS" ON PAGE 6 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1997

     NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD HAS PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             AVAILABLE INFORMATION

     The Trust and the Corporation are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy or information statements and other information concerning the Trust and the Corporation can also be inspected at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Paired Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Trust, the Corporation and the Paired Common Shares offered hereby, reference is made to the Registration Statement and exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (SEC File Nos. 1-6828 and 1-7959) with the Commission under the Securities Act and the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended by Form 10-K/A filed on March 29, 1996).


          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.



          3. The Company's Current Reports on Form 8-K, dated January 4, 1996 (as amended by Form 8-K/A filed on March 19, 1996), January 24, 1996 (as amended by Form 8-K/A filed on February 12, 1996), April 26, 1996, May 16, 1996, June 28, 1996, August 12, 1996, December 5, 1996, February 10, 1997,
     and February 14, 1997.



          4. The Company's proxy statement dated November 25, 1996 relating to the annual meetings of shareholders and stockholders on December 30, 1996.



          5. The description of the Company's Paired Common Shares contained in the Company's Registration Statement on Form 8-A, filed on October 3, 1986 and any amendments or reports filed for the purpose of updating such descriptions which have been filed by the Company with the Commission.

     Each document filed by the Trust or the Corporation subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Paired Common Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Paired Common Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference therein, will be provided without charge to each person to whom this Prospectus is delivered, upon oral or written request to Starwood Lodging Corporation, 2231 E. Camelback Road, Suite 400, Phoenix, Arizona 85016; Attention: Alan M. Schnaid.

                               PROSPECTUS SUMMARY


     This Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, the information contained in this Prospectus is presented as of December 31, 1996. All references to the "Company" refer to the Trust and the Corporation, and all references to the "Trust" and to the "Corporation" include the Trust and the Corporation and those entities respectively owned or controlled by the Trust or the Corporation, including SLT Realty Limited Partnership (the "Realty Partnership") and SLC Operating Limited Partnership (the "Operating Partnership"). The Realty Partnership and the Operating Partnership are referred to collectively as the "Partnerships." Other than when used in the financial statements incorporated herein by reference, the term "on a fully diluted basis" assumes the exchange by Starwood Capital Group, L.P., and certain of its affiliates (collectively, "Starwood Capital") and the other holders of all of their exchangeable limited partner interests in the Partnerships ("Units") for Paired Common Shares but not the exercise of outstanding options or warrants.


                                  THE COMPANY


     The Company is a fully integrated owner/operator of hotels which is comprised of the Trust, which has owned hotel assets since 1969, and the Corporation, which has managed hotel assets since 1980. The Company owns, operates and manages a geographically diversified portfolio of hotel assets (the "Hotel Assets"), including fee, ground lease and first mortgage interests in hotel properties. A majority of such hotels are operated under licensing, membership, franchise or management agreements with national hotel organizations, including Westin(TM), Marriott(TM), Hilton(TM), Sheraton(TM), Omni(TM), Doubletree(TM), Embassy Suites(R), Ritz Carlton(TM), Harvey(TM), Radisson(TM), Holiday Inn(R), Residence Inn(TM), Days Inn(TM), Best Western(TM), Ramada(TM), Clarion(TM) and Quality Inn(TM).



     Since January 1995, the Company has been one of the fastest growing owners/operators of hotels in the United States. The Company expects to continue to enhance, expand and diversify its hotel portfolio by continuing to make opportunistic hotel acquisitions, reinvesting strategically in its existing portfolio, and aggressively managing the Company's hotels. The Company will continue to pursue the acquisition of hotels, primarily in the upscale market segment, at prices which are below replacement costs, and that have attractive yields on investments that the Company believes can be sustained and improved over time. Commensurate with the aggressive growth of the Company since the consummation of its reorganization in January 1995, the Company has enhanced its executive management team and will continue to enhance its management infrastructure and operational focus.


     Management believes that the Company's unique "paired share" ownership structure gives it a competitive advantage over other hotel REITs and other hotel owners/operators with respect to owning and operating hotels. Hotel REITs cannot operate their hotels and therefore other hotel REITs must enter into agreements with third party lessees/operators. The Company's shareholders own both the owner, the Trust, and the lessee/operator, the Corporation, of the Company's hotels and retain the economic benefits of both the lease payments received by the Trust and the operating profits realized by the Corporation while maintaining the tax benefits of the Trust's REIT status. Furthermore, the Company is able to prevent the erosion of value of its assets that results from encumbering such properties with long-term third party leases or management contracts. The pairing arrangement creates total commonality of ownership, as the shares of beneficial interest of the Trust (the "Trust Shares") and the shares of common stock of the Corporation (the "Corporation Shares") are paired on a one for one basis and may only be held or transferred as units consisting of one Trust Share and one Corporation Share ("Paired Common Shares"). The Paired Common Share structure eliminates certain potential conflicts of interest between the hotel owner and the hotel operator. Although the Internal Revenue Code of 1986, as amended (the "Code") has prohibited the pairing of shares between a REIT and an operating company since 1983, this rule does not apply to the Company because its Paired Common Share structure has existed since 1980. The Trust is the only publicly traded hotel REIT which has the Paired Common Share structure.

                                  THE OFFERING


Paired Common Shares Offered Hereby....................  8,873,153 shares
Paired Common Shares Outstanding After the Offering....  49,024,452 shares(1)
Use of Proceeds........................................  The Company will not receive any of the proceeds from the sale of the Paired
                                                         Common Shares. All of the proceeds will
                                                         be received by the Selling Shareholders.
                                                         See "Selling Shareholders."
New York Stock Exchange Symbol.........................  HOT


---------------

(1) Includes 8,945,754 Paired Common Shares which are issuable upon the exchange of outstanding Units. Excludes (i) 4,165,090 Paired Common Shares issuable pursuant to outstanding options under the stock option plans of the Company, and (ii) 469,583 restricted Paired Common Shares issued or issuable to certain senior executives.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

     This Prospectus contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its Trustees, Directors or its officers with respect to (i) the declaration or payment of distributions, (ii) the finalization of the terms of, or the consummation of, acquisitions, (iii) the management or operation of hotels to be acquired, (iv) the Company's financing plans, (v) the policies of the Company regarding investments, dispositions, financings, conflicts of interest or other matters, (vi) the Company's continued qualification as a REIT or (vii) trends affecting the Company's or any hotel's financial condition or results of operations. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth below and the information under the heading "The Company," identify important factors that could cause such differences.

FAILURE TO MANAGE RAPID GROWTH


     To successfully implement its acquisition strategy, the Company must integrate the hotels acquired since the June 1995 offering of Paired Common Shares (the "1995 Offering") and any other subsequently acquired hotels into its existing operations. Since the closing of the 1995 Offering, the Company's portfolio of hotel properties has increased dramatically. During such period, the Company also entered geographic markets where it previously did not have any properties. As a result, the consolidation of functions and integration of departments, systems and procedures of acquired properties with the Company's existing operations presents a significant management challenge, and the failure to integrate such properties into the Company's management and operating structures could have a material adverse effect on the results of operations and financial condition of the Company.


     The Company's future success and its ability to manage future growth depends in large part upon the efforts of its senior management and its ability to attract and retain key executive officers and other highly qualified personnel. Competition for such personnel is intense. Since January 1995, the Company has experienced significant changes in its senior management, including the recent hiring of a new Chief Executive Officer and Chief Operating Officer of the Corporation. There can be no assurance that the Company will continue to be successful in attracting and retaining qualified personnel. Accordingly, there can be no assurance that the Company's senior management will be able to successfully execute or implement the Company's growth and operating strategies.

TAX RISKS

     Failure to Qualify as a REIT. The Trust believes that it operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable year ended December 31, 1995 and intends to continue to so operate. No assurance, however, can be given that the Trust will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. The determination of various factual matters and circumstances not entirely within the Trust's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Furthermore, the qualification of the Trust as a REIT will depend on the Trust's continuing ability to meet various requirements concerning, among other things, the ownership of Paired Common Shares, the nature of its assets, the source of its income and the amount of its distributions to its shareholders.

     If in any taxable year the Trust were to fail to qualify as a REIT, the Trust would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Trust's shareholders would be reduced for each of the years involved.

     Required Distributions to Shareholders. In order to obtain and retain REIT status, the Trust must distribute to its shareholders at least 95% of its REIT taxable income (excluding any net capital gain). In addition, the Trust will be subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years. The Trust intends to make distributions to its shareholders to comply with the distribution requirements of the Code and to avoid federal income taxes and the nondeductible federal excise tax. The Trust (or the Realty Partnership) could be required to borrow funds on a short-term basis to meet the REIT distribution requirements, which borrowing may not otherwise be advisable for the Company.

LIMITS ON CHANGE OF CONTROL AND OWNERSHIP LIMITS

     Limits on Change of Control. Certain provisions of the Trust's Declaration of Trust (the "Declaration of Trust") and the Corporation's Articles of Incorporation (the "Articles of Incorporation") including, without limitation, the ability to issue preferred shares and the maintenance of staggered terms for trustees and directors, may have the effect of discouraging a third party from making an acquisition proposal for the Trust and the Corporation and may thereby inhibit a change in control under circumstances that could give the holders of Paired Common Shares the opportunity to realize a premium over the then-prevailing market prices.

     Ownership Limitation. In order for the Trust to qualify and to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, actual or constructive ownership of a sufficient number of the Paired Common Shares could cause the Operating Partnership or the Corporation to become a related party tenant of the Trust which would result in the loss of the Trust's REIT status. In order to help preserve the Trust's REIT status, the Declaration of Trust and the Articles of Incorporation prohibit actual or constructive ownership by any one person or group of related persons of more than 8.0% of the Paired Common Shares (the "Ownership Limitation"). Generally, the Paired Common Shares owned by related or affiliated persons will be aggregated and certain options and warrants will be treated as exercised for purposes of the Ownership Limitation.

     The constructive ownership rules of the Code are extensive and complex and may cause Paired Common Shares owned, directly or indirectly, by all direct or indirect partners in any partnership, including the direct and indirect owners of interests in the Realty Partnership and the Operating Partnership, and other classes of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 8.0% of the Paired Common Shares (or the acquisition of an interest in an entity which owns Paired Common Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 8.0% of the Paired Common Shares, and thus subject such Paired Common Shares to the Ownership Limitation. Direct or constructive ownership in excess of the Ownership Limitation would cause the violative transfer or ownership to be void, or cause such shares to be converted into "Excess Shares," which have limited economic rights, to the extent necessary to ensure that the purported transfer or other event does not result in a violation of the Ownership Limitation. Notwithstanding the Ownership Limitation, given the breadth of the Code's constructive ownership rules and that it is not possible for the Trust and the Corporation to continuously monitor direct and constructive ownership of Paired Common Shares, it is possible that an individual or entity could at some time constructively own sufficient Paired Common Shares to cause termination of the Trust's REIT status.

RISK OF INFLUENCE BY STARWOOD CAPITAL

     Individuals employed by or otherwise affiliated with Starwood Capital hold two positions on the Board of Trustees and two positions on the management committee of the Operating Partnership and will hold at least two positions on the Board of Directors subject to receipt of certain regulatory approvals. Accordingly, although the Company has a policy requiring a majority of its trustees and directors to be "independent," Starwood Capital may have the ability to exercise certain influence over the affairs of the Company. Due to its different tax situation, prior to the exchange of its Units, Starwood Capital's objectives regarding the pricing, structure and timing of any sale of certain properties or the restructuring or sale of certain mortgage loans may differ from the objectives of the shareholders of the Company or current management of the Company. Barry S. Sternlicht is the President and Chief Executive Officer of, and controls, Starwood Capital. Mr. Sternlicht is a trustee of the Trust and the Chairman and Chief Executive Officer of the Trust. In addition, Mr. Sternlicht is a member of the management committee of the Operating Partnership and, upon the receipt of certain regulatory approvals, he will be a director of the Corporation. As a consequence, Mr. Sternlicht has the ability to exercise certain influence over the affairs of the Company.

RISK OF DEBT FINANCING


     As a result of incurring debt, the Company is subject to the risks normally associated with debt financing, including the risk (i) that cash flow from operations will be insufficient to meet required payments of principal and interest, and (ii) of fluctuations in interest rates. Although the Company anticipates that it will be able to repay or refinance its existing indebtedness and any other indebtedness, there can be no assurance that it will be able to do so or that the terms of such refinancings will be favorable to the Company.


LIMITATION ON STARWOOD CAPITAL AND WESTIN OBLIGATIONS

     Starwood Capital has agreed that, subject to certain exceptions and limitations, until the later of June 1998 or the time at which no officer, director, general partner or employee of Starwood Capital is on either the Board of Trustees or the Board of Directors, Starwood Capital will not compete with the Realty Partnership or the Operating Partnership (the "Starwood Noncompete") and will present to the Partnerships certain investment opportunities in hotel properties in the United States. Mr. Sternlicht is also bound by a similar noncompete agreement. The termination of either of those noncompete agreements and the exceptions to and limitations thereon could have a material adverse effect on the Company.

     In addition, Starwood Capital owns an interest in W & S, L.L.C., which owns a controlling interest in Westin Hotel Company and certain affiliates ("Westin"), which own equity interests in domestic and international hotels and which manage, franchise or represent hotels worldwide. The Company has entered into an agreement (the "Westin Agreement") with Westin pursuant to which Westin has agreed that, subject to certain exceptions and limitations, Westin will not acquire or seek to acquire United States hotel equity interests. The termination of the Westin Agreement and the exceptions to and limitations on the Westin Agreement could have a material adverse effect on the Company.

POSSIBLE LIABILITY OF TRUST SHAREHOLDERS

     Both the Maryland statute governing real estate investment trusts formed under the laws of that state (the "Maryland REIT Law") and the Declaration of Trust provide that no shareholder of the Trust will be personally liable for any obligation of the Trust solely as a result of his status as a shareholder of the Trust. The Declaration of Trust further provides that the Trust shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder. In addition, it is the Trust's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust. Inasmuch as the Trust does and will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

HOTEL INDUSTRY RISKS

     Operating Risks. The properties of the Company are subject to all operating risks common to the hotel industry. These risks include: changes in general economic conditions; the level of demand for rooms and related services; cyclical over-building in the hotel industry; restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations; the inability to secure property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable rates; and changes in travel patterns. In addition, the hotel industry is highly competitive. The properties of the Company compete with other hotel properties in their geographic markets. However, some of the Company's competitors may have substantially greater marketing and financial resources than the Company.


     Franchise Agreement Risks. The majority of the Hotel Assets are operated pursuant to existing franchise or license agreements with national hotel organizations (the "Franchise Agreements"). Franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel property in order to maintain uniformity in the system created by the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. Certain of the Franchise Agreements require the Company to obtain the consent of the franchisor to certain matters, including certain securities offerings. Although the Company has been able to obtain similar consents under such agreements in the past, the failure to obtain any such consent could be grounds for termination of such Franchise Agreements.


     Seasonality of Hotel Business. The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. As a result, the Trust may be required from time to time to borrow to provide funds necessary to make quarterly distributions.


     Regulation of Gaming Operations. The Company's casino gaming facilities located in Las Vegas, Nevada are subject to extensive licensing and regulatory control by the Nevada Gaming Commission (the "Nevada Commission") and other Nevada authorities. These regulatory authorities have broad powers with respect to the licensing of gaming operations, and may revoke, suspend, condition or limit the gaming approvals and licenses of the Corporation and its gaming subsidiary, impose substantial fines and take other actions, any of which could have a material adverse affect on the Corporation's business and the going concern value of the Trust's hotel/casino. Directors, officers and certain key employees of the Corporation and its gaming subsidiary are subject to licensing or suitability determinations by the Nevada Commission and local gaming authorities. If the Nevada Commission were to find a person occupying any such position unsuitable, the Corporation would be required to sever its relationship with that person. Any beneficial holder of the Corporation's voting securities may be required to file an application, be investigated, and have his suitability as a holder of such securities determined if the Nevada Commission has reason to believe that such ownership would be inconsistent with the policies of the State of Nevada. Any person who acquires more than 5% of the Corporation Shares must report such acquisition to the Nevada Commission. Beneficial owners of more than 10% of the Corporation Shares must apply to be found suitable by the Nevada Commission. In addition, changes in control of the Corporation may not occur without the prior approval of the Nevada Commission. The Company has sold its gaming property; however, it continues to operate the gaming assets at the King 8 Hotel & Gambling Hall pursuant to a lease pending the buyer's receipt of the necessary gaming approvals.


REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred. If the properties of the Company do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the income of the Company and its ability to make distributions to its shareholders will be adversely affected. In addition, income from properties and real estate values are also affected by a variety of other factors, such as governmental regulations and applicable laws (including real estate, zoning, tax and eminent domain laws), interest rate levels and the availability of financing. In addition, equity real estate investments, such as the investments held by the Company and any additional properties that may be acquired by the Company, are relatively illiquid.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly remediate such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks also are regulated by federal and state laws.

                                  THE COMPANY


     The Company is a fully integrated owner/operator of hotels which is comprised of the Trust, which has owned hotel assets since 1969, and the Corporation which has managed hotel assets since 1980. The Company owns, operates and manages a geographically diversified portfolio of hotel assets, including fee, ground lease and first mortgage interests in hotel properties. A majority of such hotels are operated under licensing, membership, franchise or management agreements with national hotel organizations, including Westin(TM), Marriott(TM), Hilton(TM), Sheraton(TM), Omni(TM), Doubletree(TM), Embassy Suites(R), Ritz Carlton(TM), Harvey(TM), Radisson(TM), Holiday Inn(R), Residence Inn(TM), Days Inn(TM), Best Western(TM), Ramada(TM), Clarion(TM) and Quality Inn(TM).



     Since January 1995, the Company has been one of the fastest growing owners/operators of hotels in the United States. The Company expects to continue to enhance, expand and diversify its hotel portfolio by continuing to make opportunistic hotel acquisitions, reinvesting strategically in its existing portfolio, and aggressively managing the Company's hotels. The Company will continue to pursue the acquisition of hotels, primarily in the upscale market segment, at prices which are below replacement costs, and that have attractive yields on investment that the Company believes can be sustained and improved over time. The Company is actively pursuing the acquisition of other primarily upscale hotels in major metropolitan areas.


     Management believes that the Company's unique "paired share" ownership structure gives it a competitive advantage over other hotel REITs and other hotel owners/operators with respect to owning and operating hotels. Hotel REITs cannot operate their hotels and therefore other hotel REITs must enter into agreements with third party lessees/operators. The Company's shareholders own both the owner, the Trust, and the lessee/operator, the Corporation, of the Company's hotels. Therefore, the Company's shareholders retain the economic benefits of both the lease payments received by the Trust and the operating profits realized by the Corporation while maintaining the tax benefits of the Trust's REIT status. Furthermore, the Company is able to prevent the erosion of value of its assets that results from encumbering such properties with long-term third party leases or management contracts. The pairing arrangement creates total commonality of ownership, as the Trust Shares and the Corporation Shares are paired on a one for one basis and may only be held or transferred as units consisting of one Trust Share and one Corporation Share.

     Under the REIT qualification requirements of the Code, REITs generally must lease their hotels to third party operators. Since such leases must be structured so that the third party operator captures a portion of each hotel's current cash flow and future growth, the shareholders of a typical hotel REIT do not receive all of the economic benefits of both hotel ownership and hotel operations. Leases may create conflicts of interest between the REIT and the operator of each hotel, particularly when insiders of the REIT own an economic interest in the operator. The Paired Common Share structure eliminates potential conflicts of interest between the hotel owner and the hotel operator. Although the Code has prohibited the pairing of shares between a REIT and an operating company since 1983, this rule does not apply to the Company because its Paired Common Share structure has existed since 1980. The Trust is the only publicly traded hotel REIT which has the Paired Common Share structure.


     Commensurate with the aggressive growth of the Company's hotel portfolio since its January 1995 reorganization (the "Reorganization"), the Company has enhanced its executive management team, and will continue to enhance its management infrastructure and operational focus. In addition to enhancing its management team, the Corporation has further reorganized its management structure for hotel operations to provide a significant increase in direct hotel supervision. In particular, expertise has been added in the areas of food and beverage, sales and marketing, revenue management, MIS and capital project management. Management believes that these enhancements to its organizational structure have positioned the Company to further improve its hotel operating results and support the current portfolio and future acquisitions of the Company.


     Upon completion of the Offering, Starwood Capital will own less than one percent of the Company's equity on a fully diluted basis. Starwood Capital is a private real estate investment firm that since 1991 has acquired in excess of $2.0 billion (at cost) of real estate assets. In January 1995, the Company completed the Reorganization in which Starwood Capital contributed to the Company several hotels, hotel mortgages, cash and other related assets. Starwood Capital has entered into a noncompetition agreement with the Company relating to the acquisition of new equity interests in hotel properties in the United States. Starwood Capital's experienced real estate acquisition and finance professionals, with their network of industry contacts, will continue to assist management in identifying acquisitions and advantageous sources of capital.



     Each Partnership is a Delaware limited partnership formed in 1994. The Trust conducts substantially all of its business and operations through the Realty Partnership, and the Corporation, upon receipt of certain regulatory gaming approvals or sale of its gaming assets, will conduct substantially all of its business and operations through the Operating Partnership, which leases from the Realty Partnership nearly all of the hotel properties owned by the Realty Partnership. The Company is the sole general partner of the Realty Partnership and the managing general partner of the Operating Partnership, owning a controlling interest in each of the Partnerships. The remaining interest in each of the Partnerships is owned predominantly by Starwood Capital and will be reduced upon the conversion of Units in connection with the sale of the Paired Common Shares offered hereby. The Company currently expects that future real estate acquisitions by the Trust will generally be made through the Realty Partnership and will be leased to and operated by the Operating Partnership. Certain assets are or may be held by partnerships or limited liability companies owned or controlled in whole or in part by the Company.


     The Trust was organized in 1969 as a Maryland real estate investment trust. The Trust's executive offices are located at 2231 E. Camelback Road, Suite 410, Phoenix, Arizona 85016; telephone (602) 852-3900.

     The Corporation is a Maryland corporation formed in 1980. The Corporation's executive offices are located at 2231 E. Camelback Road, Suite 400, Phoenix, Arizona 85016; telephone (602) 852-3900.


     WESTIN(TM), MARRIOTT(TM), HILTON(TM), SHERATON(TM), OMNI(TM), DOUBLETREE(TM), EMBASSY SUITES(R), RITZ CARLTON(TM), HARVEY(TM), RADISSON(TM), HOLIDAY INN(R), RESIDENCE INN(TM), DAYS INN(TM), BEST WESTERN(TM), RAMADA(TM), CLARION(TM) AND QUALITY INN(TM) ARE REGISTERED TRADEMARKS OF THIRD PARTIES, NONE OF WHICH IS AFFILIATED WITH THE COMPANY, WHICH HAVE NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF ANY SUCH FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY SUCH FRANCHISOR OR LICENSOR (OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE PAIRED COMMON SHARES OFFERED HEREBY.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Paired Common Shares. All of the proceeds will be received by the Selling Shareholders. See "Selling Shareholders."

                              SELLING SHAREHOLDERS

     The Paired Common Shares offered by this Prospectus are offered for the account of the Selling Shareholders.


     Selling Shareholders, including Starwood Capital and its principals, that beneficially own Units exchangeable into approximately 90% of the Paired Common Shares offered hereby, have informed the Company that they have no current intent to exchange any Units or to sell any Paired Common Shares. Units exchangeable into certain of the Paired Common Shares offered hereby (i) have been pledged by (A) Firebird Consolidated Partners, L.P. and Starwood Opportunity Fund II, L.P. to secure a loan from NationsBank, N.A. and certain other lenders, and (B) Apollo Real Estate Investment Fund, L.P. to secure its obligations under a note payable to Bear, Stearns International Limited, and
(ii) may in the future be pledged by certain of the shareholders specified below to secure loans to, or notes by, such persons which, in the event of default, provide the lenders under such loans or notes with the rights granted in the security agreements creating the pledges to sell such pledged Paired Common Shares hereunder.

     The following table and the notes thereto set forth information, as of the date of this Prospectus, relating to the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of the Company's equity securities by each Selling Shareholder:


                                    BENEFICIAL OWNERSHIP OF                           BENEFICIAL OWNERSHIP OF
                                     PAIRED COMMON SHARES                              PAIRED COMMON SHARES
                                     PRIOR TO THE OFFERING       NUMBER OF PAIRED       AFTER THE OFFERING
                                   -------------------------      COMMON SHARES       -----------------------
    NAME OF BENEFICIAL OWNERS        NUMBER       PERCENT(1)        TO BE SOLD         NUMBER      PERCENT(1)
---------------------------------  ----------     ----------     ----------------     --------     ----------
Starwood Capital Group, L.P. and
  affiliated entities............   3,485,104(2)      8.0%(2)          508,120(3)      614,182           *(2)
Firebird Consolidated Partners,
  L.P............................   1,220,820         3.0%           1,220,820               0          --
Starwood Opportunity Fund II,
  L.P............................   1,017,899         2.5%             943,000          74,899           *
Harveywood Hotel Investors,
  L.P............................     650,338         1.6%             650,338               0          --
Starwood Hotel Investors II,
  L.P............................     288,334           *              288,334               0          --
Ziff Investors Partnership, L.P.
  II(4)..........................   2,284,819         5.4%           2,259,732          25,087          --
Montrose Corporation.............     743,226         1.8%             743,226               0          --
Star Investors, G.P..............     594,582         1.5%             594,582               0          --
Apollo Real Estate Investment
  Fund, L.P......................     295,078           *              295,078               0          --
Meridian Investment Group........     265,422           *              265,422               0          --
Burden Direct Investment Fund I,
  L.P............................     216,564           *              216,564               0          --
Jack Nash........................     118,916           *              118,916               0          --
Madison F. Grose(5)..............     117,330           *               70,730          46,600          --
Brainard Holdings, Inc. .........      87,310           *               87,310               0          --
KJJ Trust(5).....................      83,596           *               83,596               0          --
Max Chapman......................      76,430           *               76,430               0          --
Rick Kleeman(5)..................      67,670           *               55,170          12,500          --
Other Selling Shareholders (29
  persons).......................     465,284           *              395,785          69,499          --


---------------

 *  Less than one percent.


(1) Based on the number of Paired Common Shares outstanding on January 31, 1997.



(2) Based on information contained in Amendment No. 2 to Schedule 13D dated December 31, 1996 filed by Starwood Capital Group, L.P., Barry S. Sternlicht and the following person and entities that are entitled to receive, or received such shares in distributions by, affiliates of Starwood Capital Group, L.P.: Firebird Consolidated Partners, L.P., Starwood Opportunity Fund II, L.P., ("SOFI II"), BSS Capital Partners, L.P., Sternlicht Holdings II, Inc., Starwood Capital Group, L.L.C., Harveywood Hotel Investors, L.P. and Starwood Hotel Investors II, L.P. Mr. Sternlicht owns, directly or through trusts created by him for the benefit of members of his family, 45,000 Paired Common Shares and owns beneficially 508,120 Paired Common Shares issuable upon exchange of the 508,120 Units owned by Mr. Sternlicht directly or through such trusts. SOFI II directly owns 74,899 Paired Common Shares and Starwood Capital Group, L.L.C. directly owns 225,783 Paired Common Shares. Mr. Sternlicht has sole power to vote and dispose of the 45,000 Paired Common Shares owned directly by him, 74,899 of the Paired Common Shares owned by SOFI II and the 225,783 Paired Common Shares owned directly by Starwood Capital Group, L.L.C. Starwood Capital and its affiliates hold Units in the Realty Partnership and the Operating Partnership which are, subject to the 8.0% Ownership Limitation, exchangeable for an aggregate of 3,102,492 Paired Common Shares (approximately 7.2% of the outstanding Paired Common Shares after such exchange). Such units were acquired in the Reorganization. Mr. Sternlicht also owns 22,500 Paired Common Shares, which are subject to the terms of a restricted stock award in the form of a warrant that he exercised in February 1996 and may not be transferred prior to February 1998, an additional 22,500 Paired Common Shares, which are subject to the terms of a second restricted stock award in the form of a warrant that became exercisable on January 1, 1997 and may not be transferred prior to February 1998, and 223,500 Paired Common Shares subject to presently exercisable options. Mr. Sternlicht also has an economic interest in a portion of 225,783 Paired Common Shares granted to and held by Starwood

    Capital Group, L.L.C. in connection with the acquisition of a portfolio of eight upscale and luxury hotels, of which one-third are not subject to vesting, one-third vest in August 1997 and the remaining one-third vest in August 1998 (the "Starwood Capital Award"). Such Amendment No. 2 to Schedule 13D reports that because of the Ownership Limitation, Starwood Capital cannot beneficially own more than 8.0% of the outstanding Paired Common Shares. The amount beneficially owned and the percent of class assumes that Starwood Capital exchanges Units for Paired Common Shares to the maximum extent permitted within the Ownership Limitation; provided, however, that prior to receipt of any required gaming approval, Starwood Capital's ownership of Paired Common Shares may not exceed 4.9% of the outstanding Paired Common Shares.



(3) Excludes 8,347,357 Paired Common Shares to be sold by the following person and entities that are entitled to receive, or received such shares in distributions by, affiliates of Starwood Capital Group, L.P.: Firebird Consolidated Partners, L.P., Starwood Opportunity Fund II, L.P., Harveywood Hotel Investors, L.P., Starwood Hotel Investors II, L.P., Ziff Investors Partnership, L.P. II, Montrose Corporation, Star Investors, G.P., Apollo Real Estate Investment Fund, L.P., Meridian Investment Group, Burden Direct Investment Fund I, L.P., Jack Nash, Brainard Holdings, Inc. KJJ Trust, Max Chapman, Madison F. Grose, Rick Kleeman and the other selling shareholders.



(4) Includes Units exchangeable for 2,259,732 Paired Common Shares and 25,087 Paired Common Shares subject to a restricted stock grant pursuant to the Starwood Capital Award.



(5) Mr. Grose owns, directly or through a trust created by him for the benefit of members of his family, 3,600 Paired Common Shares held directly, Units exchangeable for an aggregate of 70,730 Paired Common Shares and 43,000 Paired Common Shares subject to presently exercisable options. Mr. Grose also has an economic interest in a portion of the 225,783 Paired Common Shares granted to Starwood Capital Group, L.L.C. pursuant to the Starwood Capital Award. Mr. Eilian is a beneficiary of the KJJ Trust. Mr. Kleeman owns Units exchangeable for 55,170 Paired Common Shares, has certain economic rights determined by reference to presently exercisable options to purchase 205,500 Paired Common Shares granted to Mr. Sternlicht and has an economic interest in a portion of the 225,783 Paired Common Shares granted to Starwood Capital Group, L.L.C. pursuant to the Starwood Capital Award.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of Paired Common Shares. This summary is for information purposes only and is not tax advice. Except as discussed below, no ruling or determination letters from the IRS or opinions of counsel have been or will be requested by the Company on any tax issue connected with this Registration Statement. This summary is based upon the Code, as currently in effect, applicable Treasury Regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive. No assurance can be given that the IRS will not challenge the propriety of one or more of the tax positions described herein or that such a challenge would not be successful.


     The discussion below addresses federal income tax considerations to holders of Paired Common Shares. This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of Paired Common Shares in light of their personal investment or tax circumstances. Except as specifically provided, the discussion below does not address foreign, state, or local tax consequences, nor does it specifically address federal estate tax or the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions, and taxpayers subject to the alternative minimum tax). The discussion below assumes that the Paired Common Shares are or will be held as capital assets within the meaning of Section 1221 of the Code. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.


     EACH PROSPECTIVE PURCHASER OF PAIRED COMMON SHARES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF PAIRED COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

                      FEDERAL INCOME TAXATION OF THE TRUST

BACKGROUND

     In 1980, prior to the establishment of the Corporation and the pairing of its shares with the shares of the Trust, the IRS issued a Private Letter Ruling (the "Ruling") to the Trust in which the IRS held that the pairing of the Trust Shares and the Corporation Shares and the operation of the Corporation would not preclude the Trust from qualifying as a REIT. Subsequent to the issuance of the Ruling, (i) the IRS announced that it would no longer issue rulings to the effect that a REIT whose shares are paired with those of a non-REIT will qualify as a REIT if the activities of the paired entities are integrated, and (ii) Congress, in 1984, enacted Section 269B of the Code, which treats a REIT and a non-REIT, the paired shares of which were not paired on or before June 30, 1983, as one entity for purposes of determining whether either company qualifies as a REIT. Section 269B of the Code has not applied to the Trust and the Corporation (since the Trust Shares and the Corporation Shares were paired prior to that date), and the Ruling's conclusions were not adversely affected thereby.

     In 1994, the Trust requested and received a determination letter from the IRS (the "IRS Letter"). The IRS Letter provides that the Trust's failure to send the shareholder demand letters required by the REIT Provisions (defined below) terminated its election to be taxed as a REIT beginning with the Trust's taxable year ended December 31, 1991 and permitted the Trust to re-elect to be taxed as a REIT commencing with its taxable year ended December 31, 1995. The IRS Letter also directed the Trust to file amended federal income tax returns for its taxable years ended December 31, 1991 and 1992 as a C corporation (and not as a REIT) and to file its federal income tax returns for its taxable years ended December 31, 1993 and 1994 as a C corporation. The Trust has filed such returns. Because the Trust had net losses for federal income tax purposes and did not pay any dividends during its taxable years ended December 31, 1991, 1992, 1993 and 1994, the IRS Letter did not result in the Trust owing any federal income tax. The Trust has instituted REIT compliance controls that are intended to prevent the reoccurrence of any such failure to comply with the reporting and recordkeeping requirements for REITs.

GENERAL

     The Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations (the "REIT Requirements" or "REIT Provisions"), commencing with its taxable year ended December 31, 1995. The Trust believes that, commencing with such taxable year, it was organized and operated in such a manner so as to qualify for taxation as a REIT and the Trust intends to continue to operate in such a manner; however no assurance can be given that the Trust has qualified as a REIT or will continue to so qualify.

     The REIT Provisions are highly technical and complex. The following sets forth the material aspects of the REIT Provisions that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the REIT Provisions and administrative and judicial interpretations thereof.

     The Trust believes that, commencing with the Trust's taxable year ended December 31, 1995, the Trust was organized and has operated in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its subsequent taxable years. Such qualification and taxation as a REIT depends upon the Trust's ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership, and various other qualification tests imposed under the REIT Provisions, as discussed below. No assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements. Further, the anticipated federal income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

     As long as the Trust qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the shareholder level) that generally results from investment in a regular corporation.


     Even if the Trust qualifies for taxation as a REIT, however, it may be subject to federal income or excise tax as follows. First, the Trust will be taxed at regular corporate rates on any undistributed REIT taxable income (as discussed below), including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired in foreclosure or otherwise on default on a loan secured by such property or a lease of such property) or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Trust fails the 75% or 95% test, multiplied by a fraction intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust will be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Seventh, pursuant to IRS Notice 88-19, if the Trust has a net unrealized built-in gain, with respect to any asset (a "Built-in Gain Asset") held by the Trust on January 1, 1995 or acquired by the Trust from a corporation that is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Trust is determined by reference to the basis of the asset in the hands of the

C corporation, and the Trust directly or indirectly recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on January 1, 1995 with respect to assets held by the Trust on such date or, with respect to other assets, the date on which such asset was acquired by the Trust, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Trust's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Trust will make an election pursuant to IRS Notice 88-19 with respect to assets acquired by the Trust from a corporation that is or has been a C corporation. The Trust believes that it will have Built-in-Gain Assets as of January 1, 1995 and, thus, direct or indirect sales of assets by the Trust after 1994 could result in a federal income tax liability to the Trust.

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Trust must elect to be so treated and must meet on a continuing basis certain requirements (as discussed below) relating to the Trust's organization, sources of income, nature of assets, and distribution of income to shareholders.

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Provisions; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities); (vii) as of the close of the taxable year, has no earnings and profits accumulated in any non-REIT year; (viii) is not electing to be taxed as a REIT prior to the fifth taxable year which begins after the first taxable year for which its REIT status terminated or was revoked or the IRS has waived the applicability of such waiting period; (ix) that has the calendar year as its taxable year; and (x) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT Provisions provide that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the REIT to be taxed as a REIT.

     The Trust believes that it satisfies conditions (i) through (x) (described above). In addition, the Declaration of Trust and the Articles of Incorporation provide for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Trust in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. In order to elect to be taxed as a REIT, the Trust must also maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Trust believes that it has and will comply with these requirements.

     In the case of a REIT that is a partner in a partnership, the REIT Provisions provide that the REIT is deemed to own its proportionate share of the assets of the partnership based on the REIT's capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests, described below. Similar treatment applies with respect to lower-tier partnerships which the REIT indirectly owns through its interests in higher-tier partnerships. Thus, the Trust's proportionate share of the assets, liabilities and items of income of the Realty Partnership and the other partnerships and limited liability companies in which the Trust owns a direct or indirect interest (collectively, the "Realty Subsidiary Entities"), will be treated as assets, liabilities and items of income of the Trust for purposes of applying the gross income tests and the asset tests described below, provided that the Realty Partnership and the Realty Subsidiary Entities are treated as partnerships for federal income tax purposes. See "-- Federal Income Tax

Aspects of the Partnerships and the Subsidiary Entities" below. If the gross income tests and the asset tests described below were applied to partnerships in a manner different from that described in this paragraph, then the Trust might not be able to satisfy one or more of the gross income tests or asset tests described below and, thus, could lose its REIT status.

     Paired Shares. Section 269B of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B applied to the Trust and the Corporation, then the Trust would not be able to satisfy the gross income tests (described below) and thus would not be eligible to be taxed as a REIT. Section 269B does not apply, however, if the shares of the REIT and the non-REIT were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. As a result of this grandfathering rule, Section 269B has not applied to the Trust and the Corporation. This grandfathering rule does not, by its terms, require that the Trust be taxed as a REIT at all times after June 30, 1983. There are, however, no judicial or administrative authorities interpreting this grandfathering rule. Based solely on the literal language of the statutory grandfathering rule the Trust believes that the IRS Letter and the termination of the Trust's REIT election for the taxable years ended December 31, 1991 through 1994 did not result in Section 269B becoming applicable to the Trust.

     Even though Section 269B of the Code does not apply to the Trust and the Corporation, the IRS could assert that the Trust and the Corporation should be treated as one entity under general tax principles. In general, such an assertion should only be upheld if the separate corporate identities are a sham or unreal. Not all of the trustees of the Trust are also directors of the Corporation and no individual serves as an officer of both the Trust and the Corporation. In addition, the Trust, the Corporation, the Realty Partnership, the Operating Partnership, each Realty Subsidiary Entity and each partnership or limited liability company owned in whole or in part by the Operating Partnership ("Operating Subsidiary Entity") have separate creditors and are subject to different state law licensing and regulatory requirements. The Trust and the Corporation have represented that they and the Realty Partnership, the Operating Partnership, the Realty Subsidiary Entities and the Operating Subsidiary Entities will each maintain separate books and records and all material transactions among them have been and will be negotiated and structured with the intention of achieving an arm's-length result. Based on the foregoing, the Company believes that the separate corporate identities of the Trust and the Corporation will be respected.

     Due to the paired structure, the Trust, the Corporation, the Realty Partnership, the Operating Partnership, the Realty Subsidiary Entities and the Operating Subsidiary Entities are controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. The Trust and the Corporation believe that all material transactions between them and among them and the Realty Partnership, the Operating Partnership, the Realty Subsidiary Entities and the Operating Subsidiary Entities have been and will be negotiated and structured with the intention of achieving an arm's-length result. As a result, the potential application of Section 482 of the Code should not have a material effect on the Trust or the Corporation.

     Income Tests. In order to maintain qualification as a REIT, the Trust must annually satisfy three gross income requirements (the "gross income tests"). First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," as described below, and in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test and from dividends, interest, and gain from the sale or disposition of stock or securities that do not constitute dealer property or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Trust's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received or deemed to be received by the Trust will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales (or items thereof). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT directly or indirectly, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT may provide services to its tenants and the income will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax-exempt organization ("Prohibited Services") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. Payments for services furnished (whether or not rendered by an independent contractor) that are not customarily provided to tenants in properties of a similar class in the geographic market in which the REIT's property is located will not qualify as "rents from real property."

     Substantially all of the Trust's income will be derived from its partnership interest in the Realty Partnership and the Realty Subsidiary Entities. The Realty Partnership and the Realty Subsidiary Entities lease for a fixed period all of their fee and leasehold interests in their hotels and associated property to the Operating Partnership, to the Operating Subsidiary Entities or to unrelated persons (the "Leases"). The Leases are net leases which generally provide for payment of rent equal to the greater of a fixed rent or a percentage rent. The percentage rent is calculated by multiplying fixed percentages of the gross room revenues and, for certain hotels, fixed percentages of other types of gross revenues in excess of certain levels.

     In order for the rents paid under the Leases to constitute "rents from real property," the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner and the extent to which the property owner retains the risk of loss with respect to the property.

     The Trust believes that the Leases will be treated as true leases for federal income tax purposes, based, in part, on the following facts: (i) the lessors and the lessees intend for their relationship to be that of lessor and lessee and each such relationship will be documented by a lease agreement; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the leased premises during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the leased premises, other than the cost of certain capital expenditures, and will dictate how the leased premises are operated and maintained; (iv) the lessees will bear all of the costs and expenses of operating the leased premises during the term of the Leases; (v) the term of the Leases is less than the economic life of the leased premises and the lessees do not have purchase options with respect to the leased premises; (vi) the lessees are required to pay substantial fixed rent during the term of the Leases; and
(vii) each lessee stands to incur substantial losses or reap substantial profits depending on how successfully it operates the leased premises.

     Investors should be aware, however, that there are not controlling authorities involving leases with terms substantially the same as the Leases. If any significant Lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, the Trust would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     In order for rent payments under the Leases to qualify as "rents from real property," the rent must not be based on the income or profits of any person. The percentage rent under the Leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Leases are entered into; (ii) are not renegotiated during the term of the Leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. The Trust and the Corporation believe that the Leases conform with normal business practice and the percentage rent will be treated as "rents from real property" under this requirement. The Trust has further represented with respect to hotel properties that the Realty Partnership may directly or indirectly acquire in the future that it will not charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).

     Another requirement for rent payments under a Lease to constitute "rents from real property" is that the rent attributable to personal property under the Lease must not be greater than 15% of the rent received under the Lease. For this purpose, rent attributable to personal property is the amount that bears the same ratio to the total rent for the taxable year as the average of the adjusted basis of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real property and personal property leased under, or in connection with, such lease. If the IRS were to successfully assert that with respect to one or more of the Leases rent attributable to personal property is greater than 15% of the total rent, then it is possible that the Trust would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status. With respect to both the Leases and future acquisitions, the Trust has represented that it will monitor the 15% test to ensure continued qualification as a REIT.

     A third requirement for qualification of rent under the Leases as "rents from real property" is that the Trust must not own, directly or constructively, 10% or more of the Operating Partnership or any Operating Subsidiary Entity (or any other tenant under a Lease). If the Trust were to own directly or indirectly, 10% or more of the Operating Partnership or any Operating Subsidiary Entity (or such tenant), the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of the Trust as a REIT, the Declaration of Trust and the Articles of Incorporation contain restrictions on the amount of Trust Shares and Corporation Shares that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 8.0% or more of the outstanding Paired Common Shares will be ineffective. However, notwithstanding such restrictions, because the Code's constructive ownership rules for purposes of the 10% ownership limit are broad and it is not possible to continually monitor direct and indirect ownership of Paired Common Shares, it is possible that some person may at some time own sufficient Paired Common Shares to cause the termination of the Trust's REIT status.

     Finally, rent under the Leases will not qualify as "rents from real property" if either the Trust, the Realty Partnership or any Realty Subsidiary Entity renders or furnishes Prohibited Services to the occupants of the properties. So long as the Leases are treated as true leases, none of the Trust, the Realty Partnership or any Realty Subsidiary Entity should be treated as rendering or furnishing Prohibited Services to the occupants of the properties.

     Based on the foregoing, the Trust believes that the rent payable under the Leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would result in a portion of the rent received to fail to qualify as "rents from real property." In such case, it is possible that the Trust would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Realty Partnership and certain of the Realty Subsidiary Entities hold notes and may advance money from time to time to tenants for the purpose of financing tenant improvements, making real estate loans or holding or acquiring additional notes. None of the notes currently held by the Realty Partnership or the Realty Subsidiary Entities provide for the payment of any amount based on the income or profits of any person other than amounts based, on a fixed percentage or percentages of receipts or sales. In addition, none of the Trust, the Realty Partnership or the Realty Subsidiary Entities intend to charge interest that will depend in whole or in part on the income or profits of any person or to make loans (not secured in substantial part by real estate mortgages) in amounts that could jeopardize the Trust's compliance with the 75% and 5% asset tests, discussed below. To the extent the notes held by the Realty Partnership or the Realty Subsidiary Entities are secured by real property, the interest received or accrued with respect to such notes should be treated as qualifying income for both the 75% and the 95% gross income tests. Certain of the notes held by the Realty Partnership are not secured by real property. Interest received or accrued with respect to such notes should be treated as qualifying income for the 95% gross income test but should not be treated as qualifying income for the 75% gross income test. However, the Company believes that the amount of such interest will not cause the Trust to fail to satisfy the 75% gross income test.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT, and the net income from that transaction is subject to a 100% tax. The Trust believes that no asset directly or indirectly owned by it is held for sale to customers and that sale of any such property will not be in the ordinary course of business of the Trust, the Realty Partnership or any Realty Subsidiary Entity.

     If the Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible to state whether in all circumstances the Trust would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies if the Trust fails the 30% income test. In such case, the Trust will cease to qualify as a REIT.

     Asset Tests. In order to maintain qualification as a REIT, the Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by "real estate assets" (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items and government securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets, and the Trust may not own more than 10% of any one issuer's outstanding voting securities.

     The Trust believes that commencing with its taxable year ended December 31, 1995 it has complied with the asset tests. Substantially all of the Trust's investments are in properties owned by the Realty Partnership and the Realty Subsidiary Entities, at least 75% of which represent qualifying real estate assets. A substantial portion of the indebtedness of the Operating Partnership to the Realty Partnership may not be qualifying assets under the 75% asset test. However, such portion does not exceed 5% of the value of the assets of the Realty Partnership and, thus, will not cause the Trust to fail the 5% asset test.

     After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Trust intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such actions within 30 days after the close of any quarter as may be required to cure any non-compliance.

     Annual Distribution Requirements. The Trust, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Trust's "REIT taxable income" (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. In addition, if the Trust directly or indirectly disposes of any Built-in Gain Asset during its Recognition Period, the Trust will be required, pursuant to IRS regulations that have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Trust does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements and to the extent practical, avoid payment of material amounts of federal income or excise tax by the Trust. It is possible, however, that the Trust, from time to time may not have sufficient cash or other liquid assets to meet the distribution requirements described above. In order to meet the distribution requirements in such cases, the Trust, the Realty Partnership or a Realty Subsidiary Entity may find it necessary to arrange for short-term or possible long-term borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify will not be deductible by the Trust nor will they be required to be made. As a result, the Trust's failure to qualify as a REIT could reduce the cash available for distribution by the Trust to its shareholders. In addition, if the Trust fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of the Trust's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Trust will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

FEDERAL INCOME TAXATION OF THE CORPORATION

     The Corporation is the common parent of an affiliated group of corporations filing a consolidated return (the "Corporation Group"). After obtaining certain necessary licenses and regulatory approvals of certain gaming authorities or sale of the Company's gaming assets, substantially all of the Corporation Group's taxable income will consist of its distributive share of the Operating Partnership's taxable income. The Corporation Group will be subject to federal income tax on its taxable income.

FEDERAL INCOME TAXATION OF HOLDERS OF PAIRED COMMON SHARES

FEDERAL INCOME TAXATION OF TAXABLE U.S. HOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Paired Common Shares who is: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. As long as the Trust qualifies as a REIT, distributions made to the Trust's U.S. Shareholders up to the amount of the Trust's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are properly designated by the Trust as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which the holder has held its stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income, and capital gains dividends are not eligible for the dividends-received deduction. Distributions in excess of the Trust's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Trust Shares, but rather will reduce the adjusted basis of such Trust Shares. To the extent that such distributions exceed the adjusted basis of a holder's Trust Shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by the Trust in October, November or December of any year payable to a holder of record on a specified date in any such month shall be treated as both paid by the Trust and received by the holder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year.

     The Trust will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Trust up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. As a result, holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable distributions. Moreover, any "deficiency dividend" will be treated as a "dividend" (either as ordinary or capital gain dividend, as the case may be), regardless of the Trust's earnings and profits.

     Distributions from the Trust and gain from the disposition of the Trust Shares will not be treated as passive activity income and, therefore, shareholders will not be able to apply any "passive losses" against such income. Dividends from the Trust (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest expense limitation. Gain from the disposition of shares and capital gains dividends will not be treated as investment income unless the holders elect to have the gain taxed at ordinary income rates.

     Distributions from the Corporation up to the amount of the Corporation's current or accumulated earnings and profits will be taken into account by U.S. Shareholders as ordinary income and will be eligible for the dividends-received deduction for corporations. Distributions in excess of the Corporation's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Corporation Shares, but rather will reduce the adjusted basis of such Corporation Shares. To the extent that such distributions exceed the adjusted basis of a holder's Corporation Shares they will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

     In general, a U.S. Shareholder will realize capital gain or loss on the disposition of Paired Common Shares equal to the difference between the amount realized on such disposition and the holder's adjusted basis in such Paired Common Shares. Such gain or loss will generally constitute long-term capital gain or loss if the holder held such Paired Common Shares for more than one year. However, any loss upon a sale or exchange of Trust Shares by a holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust required to be treated by such holder as long-term capital gain.

     U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Trust or the Corporation.

FEDERAL TAXATION OF TAX-EXEMPT HOLDERS OF PAIRED COMMON SHARES


     The IRS has ruled that amounts distributed as dividends by a REIT to a tax-exempt employee's pension trust do not constitute unrelated business taxable income ("UBTI"). Based on this revenue ruling and the analysis therein, distributions by the Trust should not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Shareholder") provided the Tax-Exempt Shareholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder. Similarly, income from the sale of Trust Shares should not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Trust Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as "debt-financed property" within the meaning of Section 514 of the Code. Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS.


     For Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code respectively, income from an investment in the Trust will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Trust. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall (subject to a de minimis exception) be treated as UBTI as to any trust that (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Due to the Ownership Limitation, the Trust does not expect to be a "pension held REIT" within the meaning of the Code.

FEDERAL TAXATION OF NON-U.S. HOLDERS OF PAIRED COMMON SHARES


     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, non-resident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local, federal estate or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the effect of federal, state, local, federal estate and foreign income tax laws with regard to an investment in Paired Common Shares, including any reporting requirements.



     Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, could affect the United States federal income taxation of distributions by the Trust or Corporation to Non-U.S. Shareholders. The Proposed Regulations are generally proposed to be effective with respect to distributions made after December 31, 1997, subject to certain transition rules. It cannot be predicted at this time whether the Proposed Regulations will become effective as proposed or what modifications, if any, may be made to them. The discussion below does not include a description of the Proposed Regulations. Accordingly, Prospective Non-U.S. Shareholders are also urged to consult their tax advisors with respect to the effect the Proposed Regulations may have if adopted.


     In general, a Non-U.S. Shareholder will be subject to regular United States income tax with respect to its investment in Paired Common Shares if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under
Section 884 of the Code, which is payable in addition to regular

United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in Paired Common Shares is not so effectively connected.

     Distributions. Distributions by the Trust to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Trust of United States real property interests nor designated by the Trust as capital gains dividends and distributions by the Corporation will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. Such distributions ordinarily will be subject to United States withholding tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any such amounts withheld should be creditable against the Non-U.S. Shareholder's United States federal income tax liability.


     Distributions in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Trust Shares or Corporation Shares, as the case may be, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Trust Shares or Corporation Shares, as the case may be, they will give rise to gain from the sale or exchange of Non-U.S. Shareholder's Paired Common Shares if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or other disposition of Paired Common Shares, as described below. Distributions to Non-U.S. Shareholders that reduce the adjusted basis of Trust Shares or Corporation Shares and distributions to Non-U.S. Shareholders that exceed the adjusted basis of Trust Shares or Corporation Shares will ordinarily be subject to a withholding tax on a gross basis at a 10% rate (or such lower rate as may be specified in an applicable income tax treaty), regardless of whether such distributions result in gain to the Non-U.S. Shareholder. The Trust or the Corporation, as the case may be, may apply to the IRS for a certificate that reduces or eliminates this withholding tax. Any such amounts withheld should be creditable against the Non-U.S. Shareholder's United States federal income tax liability.


     If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. The Trust and the Corporation expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower rate is provided for under an applicable tax treaty and the shareholder files the required form evidencing eligibility for that reduced rate with the Trust and the Corporation, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Trust and the Corporation claiming that the distribution is "effectively connected" income.


     Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Trust of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, that is not entitled to an exemption under a tax treaty. The Trust is required to withhold and remit to the IRS 35% (or such lower rate as may be specified in an applicable income tax treaty) of any distribution that could be designated a capital gains dividend. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.


     Sale of Paired Common Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Paired Common Shares generally will not be subject to United States federal income tax, if (i) in the case of Trust Shares, the Trust is a "domestically controlled REIT" or (ii) (A) the Paired Common Shares are regularly traded on an established securities market (e.g., the NYSE, where the Paired Common Shares are currently traded) and (B) the selling Non-U.S. Shareholder held 5% or less of the outstanding Paired Common Shares at all times during specified period, unless, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more and certain other conditions apply. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust believes that it qualifies as a domestically controlled REIT.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under certain circumstances, U.S. Shareholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or on cash proceeds of a sale or exchange of, Paired Common Shares. Backup withholding will apply only if the holder: (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number); (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that the holder has failed to report properly payments of interest and dividends; or (iv) under certain circumstances, fails to certify, under penalty of perjury, that the holder has furnished a correct TIN and has not been notified by the IRS that the holder is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. In addition, the Trust and the Corporation may be required to withhold a portion of capital gain distributions made to any holders who fail to certify their non-foreign status. Additional issues may arise pertaining to information reporting and withholding with respect to Non-U.S. Shareholders and each Non-U.S. Shareholder should consult his or her tax advisor with respect to any such information reporting and withholding requirements.

FEDERAL INCOME TAX ASPECTS OF THE PARTNERSHIPS AND THE SUBSIDIARY ENTITIES

     Substantially all of the Trust's assets are held directly or indirectly through the Realty Partnership and, after obtaining certain necessary licenses and regulatory approvals of certain gaming authorities or sale of the Company's gaming assets, substantially all of the Corporation's (and its subsidiaries') assets will be held directly or indirectly through the Operating Partnership.

     The Realty Partnership, the Operating Partnership, the Realty Subsidiary Entities and the Operating Subsidiary Entities involve special tax considerations, including the possibility of a challenge by the IRS of the status of any of such partnerships or limited liability companies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of such partnerships or limited liability companies were to be treated as an association, it would be taxable as a corporation and, therefore, subject to an entity level tax on its income. Such an entity level tax is likely to substantially reduce the amount of cash available for distribution to holders of Paired Common Shares. See "-- Federal Income Taxation of the Corporation" above. In addition, if the Realty Partnership or any Realty Subsidiary Entity were to be taxable as a corporation, the Trust would not qualify as a REIT. Furthermore, any change in the status of a partnership or limited liability company for tax purposes might be treated as a taxable event in which case the Trust or the Corporation might incur a tax liability without any related cash distributions.

     The Company has not requested and does not intend to request, a ruling from the IRS regarding treatment of any partnership or limited liability company in which it owns an interest as a partnership for federal income tax purposes. No assurance can be given that the IRS will not challenge the status of a partnership or limited liability company as a partnership for federal income tax purposes. If such a challenge were sustained by a court, the subject partnership or limited liability company would be treated as an association taxable as a corporation for federal income tax purposes.

TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Realty Partnership, the Operating Partnership and certain of the Realty Subsidiary Entities and the Operating Subsidiary Entities have been formed by way of contributions of the Company's property and certain property held by Starwood Capital. Consequently, allocations with respect to such contributed property must be made in a manner consistent with Section 704(c) of the Code.

     The Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Realty Partnership or the Operating Partnership may cause the Trust or the Corporation, as the case may be, to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Trust or the Corporation to recognize taxable income in excess of cash proceeds, which, in the case of the Trust, might adversely affect the Trust's ability to comply with the REIT distribution requirements. See "-- Federal Income Taxation of the Trust -- Requirements For Qualification -- Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Trust and the Corporation for purposes of determining the portion of distributions taxable as dividend income. See
"-- Federal Income Taxation of Holders of Paired Common Shares." The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Trust and the Corporation contributed assets with an adjusted tax basis equal to their fair market values.

PARTNERSHIP ANTI-ABUSE RULE

     The IRS has published regulations that provide an anti-abuse rule (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"). Under the Anti-Abuse Rule, if a partnership is formed or availed of in connection with a transaction a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner that is inconsistent with the intent of the Partnership Provisions, the IRS can recast the transaction for federal tax purposes to achieve tax results that are consistent with the intent of the Partnership Provisions. This analysis is to be made based on all facts and circumstances. The Anti-Abuse Rule states that the intent of the Partnership Provisions incorporates the following requirements: (i) the partnership must be bona fide and each partnership transaction or series of related transactions must be entered into for a substantial business purpose; (ii) the form of each partnership transaction must be respected under substance over form principles; and (iii) with certain exceptions, the tax consequences under the Partnership Provisions to each partner of partnership operations and the transactions between the partner and the partnership must accurately reflect the partner's economic agreement and clearly reflect the partner's income.

     The Company believes that its structure is not inconsistent with the intent of the Partnership Provisions and that, therefore, the IRS should not be able to invoke the Anti-Abuse Rule to recast the structure of the Company for federal income tax purposes. No assurance can be given that the IRS or a court will concur with the Company's position, which is based on examples contained in the Anti-Abuse Rule.

     The Anti-Abuse Rule also provides that, unless a provision of the Code or the Treasury Regulations prescribes the treatment of a partnership as an entity, in whole or in part, and that treatment and the ultimate tax results, taking into account all the relevant facts and circumstances, are clearly contemplated by that provision, the IRS can treat a partnership as an aggregate of its partners, in whole or in part, as appropriate to carry out the purpose of any provision of the Code or the Treasury Regulations. Treatment of either Partnership or any of the Subsidiary Entities, in whole or in part, as an aggregate rather than an entity is unlikely to materially change the federal tax consequences to any partner. In addition, the REIT Provisions generally treat a partnership as an aggregate rather than an entity for purposes of applying the REIT Requirements. Therefore, the Trust believes that the Anti-Abuse Rule should not have a material adverse effect on the federal income tax consequences to any partner or on the ability of the Trust to qualify as a REIT.

OTHER TAX CONSEQUENCES

     The Company and the holders of Paired Common Shares may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Trust, the Corporation and the holders of Paired Common Shares may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, HOLDERS OF PAIRED COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON THE PURCHASE, OWNERSHIP AND SALE OF PAIRED COMMON SHARES.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Paired Common Shares: (i) in an underwritten offering or offerings, (ii) through brokers and dealers, (iii) "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares, (iv) in other ways not involving market makers or established trading markets, including direct sales to purchasers, and (v) to the extent not prohibited by applicable securities law, in ways other than pursuant to the distribution plan presented in the Prospectus. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to maintain the effectiveness of the registration statement until all of the Paired Common Shares have been sold.

     The distribution of the Paired Common Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with any underwritten sale of Paired Common Shares, underwriters or agents may receive compensation from the Selling Shareholders for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Paired Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     At any time a particular offer of Paired Common Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the names of the Selling Shareholder(s) offering such Paired Common Shares, the aggregate amount of such Paired Common Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such Paired Common Shares. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Paired Common Shares may be deemed to be underwriters, and any profit on the sale of Paired Common Shares by the Selling Shareholders and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Trust or the Corporation will be described, in the Prospectus Supplement.

     Under an agreement that may be entered into by the Trust and the Corporation, underwriters, dealers and agents who participate in the distribution of Paired Common Shares may be entitled to indemnification by the Trust or the Corporation against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

     The sale of the Paired Common Shares by the Selling Shareholders may also be effected from time to time by selling Paired Common Shares directly to purchasers or to or through certain broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Paired Common Shares as principal and thereafter may resell any Paired Common Shares so purchased. Sales by any such broker-dealer, acting as agent or as principal, may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Paired Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The Paired Common Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Paired Common Shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus which is part of the Registration Statement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; and (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transaction involved. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

     Unless prohibited by applicable law, the Selling Shareholders may assign their right to sell the Paired Common Shares.

     No trustee, director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the Paired Common Shares offered hereby, and no such person will be compensated by the Company for the sale of any of such Paired Common Shares. Certain officers of the Company may assist such representatives of the Selling Shareholders in such efforts but will not be compensated therefor.

     The Company will pay all of the expenses incident to the offering and sale of the Paired Common Shares, other than commissions, discounts and fees of underwriters, dealers or agents. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


     Sidley & Austin, Los Angeles, California, has passed upon certain legal matters on behalf of the Company. Lawyers at Sidley & Austin own or hold options to purchase an aggregate of 14,880 Paired Common Shares. Piper & Marbury L.L.P., Baltimore, Maryland, has passed upon the validity of the issuance of the Paired Common Shares offered pursuant to this Prospectus. Sidley & Austin will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to certain matters of Maryland law.


                                    EXPERTS


     The separate and combined financial statements and financial statement schedules of Starwood Lodging Trust and Starwood Lodging Corporation as of December 31, 1995 and for the year then ended appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus, the combined financial statements of Winston-Salem Hotel Ventures, Inc., Needham Hotel Ventures, L. P., Needham Hotel Ventures II, Inc., Needham Hotel Ventures, Inc., Minneapolis Hotel Ventures, Inc., Palm Desert Hotel Ventures, Inc., Allentown Hotel Ventures, Inc., HOD Allentown I Corp., HOD Allentown II Corp., HOD Allentown Trust, Atlanta Hotel Ventures, Inc., St. Louis Hotel Ventures, Inc., Tucson Hotel Ventures, Inc., and Arlington Heights Hotel Ventures, Inc., as of December 31, 1995 and 1994, and for each of the years then ended appearing in the Company's Current Report on Form 8-K, dated June 28, 1996, incorporated by reference in this Prospectus, the financial statements of the Terrace Garden Inn and the Lenox Inn for the year ended December 31, 1995, appearing in the Company's Current Report on Form 8-K, dated January 4, 1996, incorporated by reference in this Prospectus, the financial statements of Westport Holdings, L.L.C. for the year ended January 2, 1997, appearing in the Company's Current Report on Form 8-K dated February 10, 1997, incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand, L.L.P., independent auditors, as stated in their reports also incorporated by reference herein. Such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The separate and combined financial statements and financial statement schedules of Starwood Lodging Trust and Starwood Lodging Corporation as of December 31, 1994 and for each of the two years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report also incorporated by reference herein. Such financial statements and financial statement schedules have been incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of 730 Cal Hotel Properties II, Inc. d/b/a Doubletree Hotel Los Angeles Airport as of December 31, 1995, 1994 and 1993, for the years ended December 31, 1995 and 1994 and the period from April 1, 1993 to December 31, 1993; the financial statements of 730 Georgia Hotel Properties I, Inc. d/b/a Doubletree Concourse, Atlanta as of December 31, 1995 and 1994, for the year ended December 31, 1995, and for the period from April 5, 1994 to December 31, 1994; the Historical Summary of Gross Revenue and Direct Operating Expenses of the Doubletree Concourse Hotel, Atlanta for the year ended December 31, 1993; the financial statements of 730 Minn. Hotel Properties I, Inc. d/b/a Doubletree Grand Hotel at Mall of America as of December 31, 1995, 1994 and 1993, and for each of the three years in the period ended December 31, 1995; the financial statements of 730 MO Hotel Properties I, Inc. d/b/a the Ritz-Carlton, Kansas City as of December 31, 1995 and 1994, for the year ended December 31, 1995 and for the period from February 22, 1994 to December 31, 1994; the financial statements of Cal Hotel Properties I Associates d/b/a Doubletree Hotel-Horton Plaza, San Diego as of December 31, 1995, 1994 and 1993, and for each of the three years in the period ended December 31, 1995; the Historical Summaries of Gross Revenue and Direct Operating Expenses of the Ritz-Carlton, Philadelphia for the years ended December 31, 1995 and 1994; and the Historical Summary of Gross Revenue and Direct Operating Expenses of the Sheraton Fort Lauderdale Airport Hotel for the year ended December 31, 1995, to the extent and for the periods included in their reports, have been audited by Pannell Kerr Forster, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Guaranteed Hotel Investors 1985, L.P., to the extent and for the periods included in their report, have been audited by Arthur Andersen LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.


     The combined financial statements of Pru-HEI Hotel Group incorporated in this Prospectus by reference to the Current Report on Form 8-K dated February 10, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE REGISTERED SECURITIES OF THE COMPANY OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANYONE IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS

Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    4
Risk Factors..........................    6
The Company...........................   11
Use of Proceeds.......................   12
Selling Shareholders..................   12
Federal Income Tax Considerations.....   15
Plan of Distribution..................   28
Legal Matters.........................   29
Experts...............................   29


======================================================

======================================================


                                8,873,153 PAIRED


                                 COMMON SHARES

                                STARWOOD LODGING
                                     TRUST

                                STARWOOD LODGING
                                  CORPORATION

                              PAIRED COMMON SHARES
                   ------------------------------------------
                                   PROSPECTUS
                   ------------------------------------------

                               FEBRUARY   , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


    Registration Fee..........................................................  $109,570
    NASD Filing Fee...........................................................    20,000
    Printing and Engraving Expenses...........................................    50,000
    Legal fees and Expenses...................................................    40,000
    Accounting Fees and Expenses..............................................    30,000
    Blue Sky Fees and Expenses................................................    10,000
    Fees and Expenses of Transfer Agent.......................................     5,000
    Miscellaneous.............................................................    25,000
                                                                                --------
              Total...........................................................  $289,570
                                                                                ========


---------------
*Expenses are estimated except for the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Certain provisions of the MGCL provide that the Company may, and in some circumstances must, indemnify the trustees, directors and officers of the Company against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. The Corporation's Articles of Incorporation and the Trust's Declaration of Trust provide that the Corporation and Trust shall indemnify its directors, trustees and officers to the extent permitted by the MGCL.

     The Company has entered into indemnification agreements with its directors, trustees and executive officers providing for the maintenance of directors, trustees and officers liability insurance, subject to certain conditions, and the indemnification of and advancement of expenses to such directors, trustees and executive officers.

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith or incorporated herein by reference.


EXHIBIT
  NO.                                     DESCRIPTION OF EXHIBIT
-------     -----------------------------------------------------------------------------------
  2*        Formation Agreement dated as of November 11, 1994 among the Trust, the Corporation,
            Starwood Capital Group, L.P., Berl Holdings L.P., Starwood Apollo Hotel Partners I,
            L.P., Starwood Apollo Hotel Partners VIII, L.P., Starwood Apollo Hotel Partners IX,
            L.P. and Starwood Nomura Hotel Investors, L.P. (incorporated by reference to
            Exhibit 2 to the Trust's and the Corporation's Joint Current Report on Form 8-K
            dated November 16, 1994 (the "November 1994 Form 8-K")).
 3.1*       Amended and Restated Declaration of Trust of the Trust dated June 6, 1988, as amended (incorporated by reference to Exhibit 3A to the Trust's and the
            Corporation's Joint Current Report on Form 8-K dated January 31, 1995 (the "January
            1995 Form 8-K")).
 3.2*       Amendment and Restatement of Articles of Incorporation of the Corporation, as
            amended (incorporated by referenced to Exhibit 3B to the January 1995 Form 8-K).
 3.3*       Trustees' Regulations of the Trust, as amended (incorporated by referenced to
            Exhibit 3.3 to the Trust's and the Corporation's Joint Annual Report on Form 10-K
            for the year ended December 31, 1994 (the "1994 Form 10-K")).
 3.4*       By-laws of the Corporation, as amended (incorporated by reference to Exhibit 3.4 to the 1994 Form 10-K).
  5         Opinion of Counsel.
 23.1       Consent of Coopers & Lybrand L.L.P.
 23.2       Consent of Deloitte & Touche LLP.
 23.3       Consent of Pannell Kerr Forster PC.
 23.4       Consent of Arthur Andersen LLP.
 23.5       Consent of Price Waterhouse LLP.
 23.6       Consent of Counsel (included in Exhibit 5).
  24        Powers of Attorney (contained in the signature pages hereto).


---------------
* Previously filed.

ITEM 17. UNDERTAKINGS.

     Each of the undersigned Registrants hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such Registrant pursuant to the provisions described in Item 15 above, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby further undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants further undertake that:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Phoenix, State of Arizona, on the      day of
February, 1997.


                                          STARWOOD LODGING TRUST

                                          By: /s/  RONALD C. BROWN

                                            ------------------------------------
                                            Senior Vice President and Chief
                                              Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature to the Registration Statement appears below hereby appoints Ronald C. Brown and Madison F. Grose, and each of them, as his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     /s/  BARRY S. STERNLICHT            Chairman, Chief Executive          February 21, 1997
-----------------------------------      Officer and Trustee
        Barry S. Sternlicht              (Principal Executive Officer)

       /s/  RONALD C. BROWN              Senior Vice President              February 21, 1997
-----------------------------------      (Principal Financial and
          Ronald C. Brown                Accounting Officer)

       /s/  BRUCE W. DUNCAN              Trustee                            February 21, 1997
-----------------------------------
          Bruce W. Duncan

      /s/  STEVEN R. GOLDMAN             Senior Vice President              February 21, 1997
-----------------------------------      and Trustee
         Steven R. Goldman

       /s/  MADISON F. GROSE             Trustee                            February 21, 1997
-----------------------------------
         Madison F. Grose

       /s/  GARY M. MENDELL              President and Trustee              February 21, 1997
-----------------------------------
          Gary M. Mendell

        /s/  ROGER S. PRATT              Trustee                            February 21, 1997
-----------------------------------
          Roger S. Pratt

      /s/  STEPHEN R. QUAZZO             Trustee                            February 21, 1997
-----------------------------------
         Stephen R. Quazzo

       /s/  WILLIAM E. SIMMS             Trustee                            February 21, 1997
-----------------------------------
         William E. Simms

       /s/  DANIEL H. STERN              Trustee                            February 21, 1997
-----------------------------------
          Daniel H. Stern

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Phoenix, State of Arizona, on the      day of
February, 1997.


                                          STARWOOD LODGING CORPORATION

                                          By: /s/  ERIC A. DANZIGER

                                            ------------------------------------
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature to the Registration Statement appears below hereby appoints Eric A. Danziger and Alan M. Schnaid, and each of them, as his attorneys-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes in and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        /s/ EARLE F. JONES               Chairman of the Board of           February 21, 1997
-----------------------------------      Directors and Director
          Earle F. Jones

       /s/ ERIC A. DANZIGER              President and Chief Executive      February 21, 1997
-----------------------------------      Officer (Principal Executive
         Eric A. Danziger                Officer)

      /s/ THEODORE W. DARNALL            Executive Vice President and       February 21, 1997
-----------------------------------      Chief Operating Officer
        Theodore W.Darnall

        /s/ ALAN M. SCHNAID              Vice President and Corporate       February 21, 1997
-----------------------------------      Controller (Principal
          Alan M. Schnaid                Financial and Accounting
                                         Officer)

         /s/ BRUCE M. FORD               Director                           February 21, 1997
-----------------------------------
           Bruce M. Ford

      /s/ GRAEME W. HENDERSON            Director                           February 21, 1997
-----------------------------------
        Graeme W. Henderson

                                EXHIBIT INDEX

EXHIBIT
  NO.                                     DESCRIPTION
------                                    -----------
  2*        Formation Agreement dated as of November 11, 1994 among the Trust, the Corporation,
            Starwood Capital Group, L.P., Berl Holdings L.P., Starwood Apollo Hotel Partners I,
            L.P., Starwood Apollo Hotel Partners VIII, L.P., Starwood Apollo Hotel Partners IX,
            L.P. and Starwood Nomura Hotel Investors, L.P. (incorporated by reference to
            Exhibit 2 to the Trust's and the Corporation's Joint Current Report on Form 8-K
            dated November 16, 1994 (the "November 1994 Form 8-K")).

 3.1*       Amended and Restated Declaration of Trust of the Trust dated June 6, 1988, as amended (incorporated by reference to Exhibit 3A to the Trust's and the
            Corporation's Joint Current Report on Form 8-K dated January 31, 1995 (the "January
            1995") Form 8-K")).

 3.2*       Amendment and Restatement of Articles of Incorporation of the Corporation, as
            amended (incorporated by referenced to Exhibit 3B to the January 1995 Form 8-K).

 3.3*       Trustees' Regulations of the Trust, as amended (incorporated by referenced to
            Exhibit 3.3 to the Trust's and the Corporation's Joint Annual Report on Form 10-K
            for the year ended December 31, 1994 (the "1994 Form 10-K")).

 3.4*       By-laws of the Corporation, as amended (incorporated by reference to Exhibit 3.4 to the 1994 Form 10-K).

  5         Opinion of Counsel.

 23.1       Consent of Coopers & Lybrand L.L.P.

 23.2       Consent of Deloitte & Touche LLP

 23.3       Consent of Pannell Kerr Forster PC.

 23.4       Consent of Arthur Andersen LLP.

 23.5       Consent of Price Waterhouse LLP.

 23.6       Consent of Counsel (included in Exhibit 5).

  24        Powers of Attorney (contained in the signature pages hereto).

---------------
* Previously filed.